Exhibit 10.1

January 13, 2012

Dr. Eric Rose
433 East 51Street
Penthouse AC
New York, NY 10022

Dear Dr. Rose:

This letter sets forth certain proposals for the amendment of your amended and restated employment agreement with SIGA Technologies, Inc., dated November 17, 2008 (as the same may be further amended, modified or supplemented, the “Employment Agreement”).

1.	We hereby propose to amend the Employment Agreement by deleting Section 3(a) in its entirety and replacing it as follows:

“Base Salary. Commencing January 1, 2012, the Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $700,000, subject to any cost of living adjustments as may be approved by the Board of Directors of the Company.  Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.”

2.	We hereby propose to amend the Employment Agreement by deleting Section 3(b) in its entirety and replacing it as follows:

“Annual Bonus. The Company may, in its sole discretion, pay to Executive an annual cash bonus in an amount to be determined by the Board of Directors in its sole discretion, with a target of up to $350,000.  Any such cash bonus shall be paid no later than March 15 of the year following the year in which the Board of Directors determined such bonus, or, if later, by the date that is 2½ months following the end of the Company’s fiscal year in which the Board of Directors determined such bonus.”

If you agree to the foregoing, please sign where indicated below and return the signed copy to me.  Otherwise, the Employment Agreement will continue in full force and effect, without amendment.

Sincerely,

SIGA TECHNOLOGIES, INC.

By: /s/ Daniel J. Luckshire
Name: Daniel J. Luckshire
Title:   Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Dr. Eric Rose
Dr. Eric Rose

Date:1/13/2012